EXHIBIT 2

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of this 21st day of April, 2006 (the “Effective Date”), is entered into by and among Falcon Seaboard Investment Company, L.P. (the “Falcon Seaboard”), and Thomas E. Kelly and Charles McArthur (the “Stockholders”).

WITNESSETH:

WHEREAS, Falcon Seaboard and United Fuel & Energy Corporation, a Nevada corporation (“UFE”) have entered into a Subscription Agreement of even date herewith (the “Subscription Agreement”), pursuant to which Falcon Seaboard has agreed, upon the terms and subject to the conditions set forth therein, to purchase shares of Convertible Preferred Stock, par value $0.001 per share, of UFE (the “Preferred Stock”);

WHEREAS, as of the date hereof, the Stockholders are the record owners of the number of shares (the “Shares”) of common stock, par value $0.001 per share, of UFE (“Common Stock”) set forth on Schedule I attached hereto; and

WHEREAS, as a condition to its willingness to enter into the Subscription Agreement, Falcon Seaboard has required that the Stockholders agree, and the Stockholders are willing to agree, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.   Voting of Shares.

1.1.  Voting Agreement. Each of the Stockholders hereby agrees to vote (or cause to be voted) all of the Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote (or to provide his written consent thereto), at any annual, special or other meeting of the stockholders of UFE, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

(a) in favor of electing one member designated by Falcon Seaboard to the UFE board of directors; and

(b) against (or to otherwise withhold votes from) any nominees for election to the UFE board of directors to whom Falcon Seaboard has notified the Stockholders that it reasonably objects.

2.  Notification of Director Nominees. The Stockholders hereby agree to promptly notify Falcon Seaboard of the names of all nominees to the UFE board of directors of which they are aware.

3.  Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Falcon Seaboard as follows in each case as of the date hereof:

3.1.  Binding Agreement. Such Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.2.  No Conflict. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof in each case by such Stockholder (a) requires any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended) with, or notification to, any governmental entity, (b) results in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any material contract, agreement, instrument, commitment, arrangement or understanding, or results in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) requires any material consent, authorization or approval of any person other than a governmental entity which has not been obtained, or (d) violates or conflicts with any order, writ, injunction, decree or law applicable to such Stockholder or the Shares.

3.3.  Ownership of Shares. The Stockholder is the record owners of the Shares set forth opposite his name on Schedule I hereto, free and clear of any security interests, liens, charges, encumbrances, options or restriction on the right to vote the Shares. The Stockholder holds exclusive power to vote the Shares, subject to the limitations set forth in Section 1 of this Agreement. The Shares represent all of the shares of capital stock of UFE owned by the Stockholders.

4.  Transfer; Additional Shares.

4.1.  Transfers Permitted. The Stockholder may sell, transfer, assign, pledge, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, the Shares or any interest contained therein, free from obligations on the transferee, assignee, or pledgee under this Agreement. Notwithstanding the foregoing, the following Shares shall remain subject to this Agreement: (i) any Shares of a Stockholder transferred to an Affiliate (as defined below) of the Stockholder; (ii) any Shares of a Stockholder transferred to one or more members of a Stockholder’s family, or to a trust, family limited partnership or other such entity for estate planning purposes; (iii) any Shares of a Stockholder that become controlled by a guardian of the Stockholder; and (iv) any Shares of a Stockholder that are pledged or assigned as security for a loan unless and until the pledgee/assignee’s lien and security interest is foreclosed upon (or a transfer is effected in lieu of foreclosure), all in accordance with applicable law. For purposes of this Agreement, the term “Affiliate” shall mean a person or entity that controls, is controlled by, or is under common control with, a Stockholder.

4.2.  Additional Shares. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of UFE on, of or affecting the Shares or (ii) a Stockholder becomes the record owner of any additional shares of UFE Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of UFE held by the Stockholder immediately following the effectiveness of the events described in clause (i) or a Stockholder becoming the record owner thereof, as described in clause (ii), as though they were Shares hereunder.

5.  Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

6.  Term and Termination.

6.1.  Term. This Agreement shall expire on the earlier of (a) the 10th anniversary of the Effective Date (subject to renewal for successive five year terms upon mutual agreement of the parties), or (b) the date Falcon Seaboard ceases to own the lesser of (x) at least 5% of the outstanding shares of Common Stock (including securities of UFE that are convertible into shares of Common Stock) or (y) 1,000,000 shares of Common Stock (or securities of UFE that are convertible into at least 1,000,000 shares of Common Stock).

6.2.  Early Termination with Respect to Thomas E. Kelly. Only with respect to Thomas E. Kelly (and any transferees of such Shares described in clauses (i) through (iv) in Section 4.1 above), this Agreement shall terminate prior to its expiration set forth in Section 6.1 above on the earlier of (i) the agreement of the parties hereto to terminate this Agreement, or (ii) the date Mr. Kelly ceases to own at least 1,000,000 shares of Common Stock.

6.3.  Early Termination with Respect to Charles McArthur. Only with respect to the Shares owned by Charles McArthur (and any transferees of such Shares described in clauses (i) through (iv) in Section 4.1 above), this Agreement shall terminate prior to its expiration set forth in Section 6.1 above on the earlier of (i) the agreement of the parties hereto to terminate this Agreement, (ii) the date of Mr. McArthur’s death; (iii) the date Mr. McArthur ceases to own at least 200,000 shares of Common Stock; or (iv) the date Mr. McArthur ceases to serve as an officer and director of UFE.

7.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Falcon Seaboard, to:

Falcon Seaboard Investment Company, L.P.
109 N. Post Oak Lane, Suite 540
Houston, Texas 77024
Fax: (713) 622-0045

with a copy to (which shall not constitute notice):

Shannon, Martin, Finkelstein & Alvarado, P.C.
2400 Two Houston Center
909 Fannin Street
Houston, Texas 77010
Attention: George A. Shannon, Jr.
Fax: (713) 752-0337

If to the Stockholders, to:

Thomas E. Kelly
c/o United Fuel & Energy Corporation
405 N. Marienfeld, Suite 200
Midland, Texas 79701
Fax: (432) 571-8099

and

Charles McArthur
c/o United Fuel & Energy Corporation
405 N. Marienfeld, Suite 200
Midland, Texas 79701
Fax: (432) 571-8099

with a copy to (which shall not constitute notice):

Akin, Gump, Strauss, Hauer & Feld L.L.P.
300 Convent Street, Suite 1500
San Antonio, Texas 78205
Attention: Wilhelm Liebmann
Fax: (210) 224-2035

8.  Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

9.  Consideration. This Agreement is granted in consideration of the execution and delivery of the Subscription Agreement by Falcon Seaboard.

10.  Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

11.  Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

12.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.  Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada (without giving effect to the provisions thereof relating to conflicts of law).

14.  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

15.  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.  Stockholder Capacity. Neither of the Stockholders nor any designee of the Stockholders who is or becomes during the term hereof a director or officer of UFE makes any agreement or understanding herein in his capacity as such director or officer. The Stockholder signs solely in his or her capacity as the record holder and beneficial owner of the Stockholder’s Shares and nothing herein shall limit or affect any actions taken by the Stockholder or any designee of the Stockholder in his or her capacity as an officer or director of UFE. As used herein, the term “record owner” or “record holder” shall mean ownership of Shares directly or through a nominee.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Stockholder and a duly authorized officer of Falcon Seaboard on the Effective Date.

FALCON SEABOARD:

Falcon Seaboard Investment Company, L.P.

By:	/s/ Gene Dewhurst
Name: E.H. (Gene) Dewhurst
Title: Vice-President Finance & Treasurer

STOCKHOLDERS:

/s/ Thomas E. Kelly
THOMAS E. KELLY

/s/ Charles McArthur
CHARLES MCARTHUR

SCHEDULE I TO
VOTING AGREEMENT

Name of Stockholder	Number of Shares

Thomas E. Kelly	7,035,000
Charles McArthur	475,733